As filed with the Securities and Exchange Commission on July 30, 2008
Registration No. 333-129001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Triangle Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0430762 (I.R.S. Employer identification No.)

Suite 1250, 521-3rd Avenue SW, Calgary, Alberta Canada T2P 3T3
(Address of principal executive offices) (Zip Code)

2005 Incentive Stock Plan
(full title of the plan)

Mark Gustafson, President
TRIANGLE PETROLEUM CORPORATION
Suite 1250, 521-3rd Avenue SW
Calgary, Alberta
Canada T2P 3T3
(Name and address of agent for service)

(403) 262-4471
(Telephone number, including area code, of agent for service)

With a copy to:

Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) contains the form of reoffer prospectus relating to 1,000,000 shares of shares underlying stock options previously granted to our directors and officers under the Triangle Petroleum Corporation 2005 Incentive Stock Plan (the “Plan”). This Amendment is being filed solely for the purpose of updating information about us in the prospectus contained in the Registration Statement on Form S-8 (Registration No. 333–129001) filed on October 14, 2005 (the “Registration Statement”).

The documents containing the information specified in the instructions to Part I for Form S-8 were sent or given to participants in the Plan, as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  As permitted by the instructions to Part I of Form S-8, these documents were not filed with the Registration Statement and are not filed with this Amendment.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

REOFFER PROSPECTUS

TRIANGLE PETROLEUM CORPORATION
1,000,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of 1,000,000 shares of our common stock, $.00001 par value per share, that may be offered and resold from time to time by certain eligible participants and existing selling shareholders identified in this prospectus for their own account issuable upon exercise of currently outstanding stock options which have been issued pursuant to our 2005 Incentive Stock Plan. After the selling stockholders exercise their stock options, it is anticipated that the selling shareholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under our 2005 Incentive Stock Plan and will be "control securities" under the Securities Act before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

The selling shareholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol TPLM. The closing sale price for our common stock on July 23, 2008 was $1.00 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 3 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 30, 2008.

Prospectus Summary

General Overview

Summary

We are an exploration company focused on emerging shale gas opportunities in the Maritimes Basin of Nova Scotia, Canada, with two vertical test wells drilled on the Windsor Block (516,000 gross acres, 361,200 net acres) in Nova Scotia in late 2007. During fiscal 2008, we had two gross (0.5 net) producing wells in the Alberta Deep Basin, Canada, and six gross (0.65 net) producing wells in the Barnett Shale of Texas, USA.

We have assembled an experienced team comprising technical and business skills to optimize our opportunities through our operating subsidiaries - Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada. Due to the long-life nature of shale gas plays, the substantial advances in technology in recent years and today’s high commodity price environment, the economics of shale gas exploration and extraction are optimal for us.

During fiscal 2007 and in early fiscal 2008, we began to pursue two shale gas opportunities in the Maritimes Basin. The Beech Hill Block Opportunity covers approximately 68,000 gross acres in the Moncton Sub-Basin of the Maritimes Basin located in the province of New Brunswick, Canada. We are currently assessing if the seismic program will proceed on this Block. The Windsor Block Opportunity covers approximately 516,000 gross acres in the Windsor Sub-Basin of the Maritimes Basin located in the province of Nova Scotia, Canada. Based on the two vertical test wells, and seismic and geological studies, we have concluded that this is a significant shale gas resource project and will be the focus of our operations in fiscal 2009.

Our corporate strategy is to utilize our U.S. shale gas experience to secure early stage shale gas projects in Canada, as we did in the Maritimes Basin. Our operating plan is designed to realize the full value of the land base that we have established in the Maritimes Basin, while we attempt to secure an initial land position in a Western Canadian Shale Project during fiscal 2009.

During fiscal 2008, we spent approximately $16 million on our Windsor Basin exploration program, consisting of drilling and completing two vertical test wells, plus a 3-D and 2-D seismic program. We plan to contract with a joint venture partner to undertake a summer/fall drilling and completion program that will include drilling up to six wells for a gross cost of approximately $34 million.

We have incurred losses since our inception. For the years ended January 31, 2008 and 2007, we generated revenues of $586,804 and $54,342, respectively, and incurred net losses of $29,600,747 and $4,281,969, respectively. Our auditors, in their report dated April 24, 2008, have expressed substantial doubt about our ability to continue as going concern resulting from our recurring losses from operations and a net capital deficiency. For the three months ended April 30, 2008, we generated revenue of $152,119 and incurred a net loss of $1,826,255. On June 3, 2008, we raised gross proceeds of $25,560,500 from the private placement of 18,257,500 units priced at $1.40 per unit. Each unit consisted of one share of common stock and one-half of a warrant. One full warrant can be exercised and converted into one share of common stock for a period of two years at a price of $2.25 per share. The net proceeds after deducting expenses were $23,641,552.

We maintain our principal office at 1250, 521 - 3rd Ave SW, Calgary, Alberta, Canada T2P 3T3 and our telephone number is (403) 262-4471. Our website is www.trianglepetroleum.com. We are a Nevada corporation.

The Offering

Common stock outstanding before the offering	67,426,043 shares.

Common stock offered by selling stockholders	1,000,000 shares issuable upon exercise of outstanding stock options.

Common stock to be outstanding after the offering	68,426,043 shares, which includes 1,000,000 shares issuable upon exercise of outstanding stock options registered herewith.

RISK FACTORS

An investment in our common stock has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this report. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $29,600,747 and $4,281,969 for the years ended January 31, 2008 and 2007, respectively, and $1,826,255 for the three months ended April 30, 2008. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated April 24, 2008, our independent auditors stated that our financial statements for the year ended January 31, 2008 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

We have received a limited amount of revenues from operations and have limited assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because We Are Small and Do Not Have Much Capital, We May Have to Limit our Exploration Activity Which May Result in a Loss of Your Investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and you will lose your investment.

If We Are Unable to Retain the Services of Messrs. Gustafson and Anderson or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued services of Mr. Mark Gustafson, our Chief Executive Officer, President, and a director and Mr. J. Howard Anderson, our Chief Operating Officer and President of Elmworth Energy Corporation and Triangle USA Petroleum Corporation, our wholly-owned subsidiaries. Loss of the services of Messrs. Gustafson or Anderson could have a material adverse effect on our growth, revenues, and prospective business. We do not have key-man insurance on the life of Messrs. Gustafson or Anderson. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As Most of Our Properties are in the Exploration Stage, There Can be no Assurance That We Will Establish Commercial Discoveries on Our Properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Most of our properties are in the exploration stage only and we have only limited revenues from operations. While we do have a limited amount of proven reserves of gas, we may not establish commercial discoveries on any of our properties.

Although our Estimated Natural Gas and Oil Reserve Data has been Prepared by an Independent Third Party, the Estimates may still Prove to be Inaccurate.

There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and the future cash flows attributed to such reserves. In general, estimates of economically recoverable oil and natural gas reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditure, marketability of oil and gas, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary materially from actual results. All such estimates are to some degree speculative, and classifications of reserve are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues associated with reserves prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures with respect to its reserves will vary from estimates thereof and such variations could be material.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

The Oil and Gas Industry is Highly Competitive and There is no Assurance that We Will be Successful in Acquiring and Continuing Leases/Permits.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict whether the necessary funds can be raised or that any projected work will be completed. We cannot predict whether governments will convert our exploration agreements into production agreements, including our Windsor Block exploration agreement with the Nova Scotia governments which is due to expire on September 15, 2008.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving a Return on Invested Capital Sufficient to be Profitable or Viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us receiving a return on invested capital that is insufficient to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. We generally maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations. Due to the high salinity of our frac fluid that has flowed back from the Kennetcook #1 and #2 wells and that the Nova Scotia government has not set standards for this fluid disposal, we can provide no assurance that the estimated amounts in the financial statements will not be significantly higher.

Exploration Activities are Subject to Certain Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners generally maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any Change in Government Regulation and/pr Administrative Practices May Have a Negative Impact on Our Ability to Operate and Our Profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Risks Relating to Our Outstanding Financing Arrangements:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of July 23, 2008, we had 67,426,043 shares of common stock issued and outstanding, convertible debentures issued on December 28, 2005 and January 23, 2006 outstanding that may be converted into 2,500,000 shares of common stock and warrants issued on June 3, 2008 outstanding that may be exercised into 9,128,752 shares of common stock. All of the shares issuable upon conversion of the convertible debentures may be sold without restriction. All of the shares issuable upon conversion of the convertible debentures may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures or Exercise of the Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible debentures or exercise of the outstanding warrants may result in substantial dilution to the interests of other stockholders. Although Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank may not convert their convertible debentures if such conversion would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG or Centrum Bank from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank could sell more than their limit while never holding more than this limit. The shares issued upon conversion of the convertible debentures and/or exercise of the outstanding warrants could have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In December 2005, we entered into two securities purchase agreements for the sale of an aggregate of $10,000,000 principal amount of convertible debentures. The convertible debentures, which remained fully outstanding as of July 23, 2008, are due and payable, with 7.5% interest, on June 1, 2009, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to have our registration statements continue to be effective, breach of any covenant, representation or warranty in the Securities Purchase Agreements or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, including default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Selling Stockholders

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of stock options, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders; provided, however, we may receive funds if the stock options are exercised on a cash basis, which such funds, if any, will be utilized for working capital.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior To This Offering			Number of Shares That May Be Re-Offered Pursuant to the	Shares Beneficially Owned Upon Completion of the Offering
Name of Selling Shareholder **	Number(1)		Percent (2)	Prospectus (3)	Number(1)		Percent (2)
Mark Gustafson	2,852,500	(4)	4.22%	200,000	2,852,500	(4)	4.22%
J. Howard Anderson	427,000	(5)	*	150,000	427,000	(5)	*
Shaun Toker	160,000	(6)	*	50,000	160,000	(6)	*
David Bradshaw	165,000	(7)	*	200,000	165,000	(7)	*
Stephen Holditch	520,600	(8)	*	200,000	520,600	(8)	*
Randal Matkaluk	135,000	(6)	*	200,000	135,000	(6)	*
Totals:	4,260,100	(9)	6.21%	1,000,000	4,260,100	(9)	6.21%

* Represents less than 1%
** The address for the above listed officers and directors is c/o Triangle Petroleum Corporation, Suite 1250, 521-3rd Avenue SW, Calgary, Alberta, Canada T2P 3T3.

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of common shares actually outstanding on July 23, 2008.

(2) Applicable percentage of ownership is based on 67,426,043 common shares outstanding as of July 23, 2008.

(3) Consists of all shares of our common stock which the Selling Stockholder has the right to acquire through the exercise of options granted under the 2005 Incentive Stock Plan, whether or not such right has yet become exercisable or will become exercisable within 60 days after July 23, 2008.

(4) Includes 54,000 shares of common stock underlying warrants and 40,000 shares underlying options that are currently exercisable or exercisable within 60 days.

(5) Includes 54,000 shares of common stock underlying warrants and 150,000 shares underlying options that are currently exercisable or exercisable within 60 days.

(6) Represents shares underlying options that are currently exercisable or exercisable within 60 days.

(7) Includes 10,000 shares of common stock underlying warrants and 135,000 shares underlying options that are currently exercisable or exercisable within 60 days.

(8) Includes 7,000 shares of common stock underlying warrants and 475,000 shares underlying options that are currently exercisable or exercisable within 60 days.

(9) Includes 125,000 shares of common stock underlying warrants and 1,095,000 shares underlying options that are currently exercisable or exercisable within 60 days.

PLAN OF DISTRIBUTION
Timing of Sales

Under our 2005 Incentive Stock Plan (the “Plan”), we are authorized to issue up to 2,000,000 shares of our common stock.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling shareholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling shareholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling shareholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $15,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Triangle Petroleum Corporation as of January 31, 2008 and for the year ended January 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The KPMG LLP report included an explanatory paragraph related to Triangle Petroleum Corporation’s ability to continue as a going concern. The consolidated financial statements of Triangle Petroleum Corporation as of January 31, 2007 and for the year ended January 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of Manning Elliott LLP, Chartered Accountants, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The Manning Elliott LLP report included an explanatory paragraph related to Triangle Petroleum Corporation’s ability to continue as a going concern.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to our annual report on Form 10-K for the fiscal year ended January 31, 2008, as filed with the SEC on April 29, 2008, which is hereby incorporated by reference;
•	Reference is made to our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2008, as filed with the SEC on June 10, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on February 1, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on March 12, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on March 21, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on April 24, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on April 30, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on June 4, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on June 11, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on July 3, 2008, which is hereby incorporated by reference;
•	Reference is made to our prospectus on Form 424(b)(3) as filed with the SEC on July 23, 2008, which is hereby incorporated by reference; and
•	The description of our common stock is incorporated by reference to the Registration Statement on Form S-1 (File No. 333-151994), filed with the SEC on June 27, 2008.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Mark Gustafson, President, Triangle Petroleum Corporation, Suite 1250, 521-3rd Avenue S.W., Calgary, Alberta, Canada T2P 3T3.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

TRIANGLE PETROLEUM CORPORATION

1,000,000 SHARES OF COMMON STOCK

PROSPECTUS

July 30, 2008

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our annual report on Form 10-K for the fiscal year ended January 31, 2008, as filed with the SEC on April 29, 2008, which is hereby incorporated by reference;
•	Reference is made to our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2008, as filed with the SEC on June 10, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on February 1, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on March 12, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on March 21, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on April 24, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on April 30, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on June 4, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on June 11, 2008, which is hereby incorporated by reference;
•	Reference is made to our current report on Form 8-K as filed with the SEC on July 3, 2008, which is hereby incorporated by reference;
•	Reference is made to our prospectus on Form 424(b)(3) as filed with the SEC on July 23, 2008, which is hereby incorporated by reference; and
•	The description of our common stock is incorporated by reference to the Registration Statement on Form S-1 (File No. 333-151994), filed with the SEC on June 27, 2008.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

The 1,000,000 shares of common stock to be sold by the selling stockholders pursuant to this Registration Statement are issuable upon exercise of outstanding stock options issued pursuant to the Registrant’s 2005 Incentive Stock Plan. The stock options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the Registration Statement on Form S-8, filed with the Commission on October 14, 2005 and incorporated herein by reference.
10.1	2005 Incentive Stock Plan filed as an exhibit to the Registration Statement on Form S-8, filed with the Commission on October 14, 2005 and incorporated herein by reference.
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of KPMG, LLP
23.3	Consent of Manning Elliott, LLP, Chartered Accountants

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes to:

(a)
File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(b)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(c)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on July 30, 2008.

TRIANGLE PETROLEUM CORPORATION

Date: July 30, 2008	By:	/s/ MARK GUSTAFSON
Mark Gustafson
President (Principal Executive Officer)

Date: July 30, 2008	By:	/s/ SHAUN TOKER
Shaun Toker
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Position	Date

/s/ MARK GUSTAFSON	President (Principal Executive Officer) and Director	July 30, 2008
Mark Gustafson

/s/ SHAUN TOKER	Chief Financial Officer (Principal Financial Officer and	July 30, 2008
Shaun Toker	Principal Accounting Officer)

/s/ DAVID L. BRADSHAW	Director	July 30, 2008
David L. Bradshaw

/s/ STEPHEN A. HOLDITCH	Director	July 30, 2008
Stephen A. Holditch

/s/ RANDAL MATKALUK	Director	July 30, 2008
Randal Matkaluk